Exhibit 10.2

Document A133™ – 2009

Standard Form of Agreement Between Owner and Construction Manager as Constructor where the basis of payment is the Cost of the Work Plus a Fee with a Guaranteed Maximum Price

EXECUTION VERSION with Additions, Deletions and Revisions

AGREEMENT made as of the 27th day of February in the year 2015

(In words, indicate day, month and year.)

BETWEEN the Owner:

(Name, legal status and address)

Erie Insurance Exchange, acting by and through its Attorney-in-Fact, Erie Indemnity Company, a Pennsylvania business corporation with principal offices and place of business at

144 East Sixth Street

Erie, PA 16530

and the Construction Manager:

(Name, legal status and address)

P.J. Dick, Inc.

P.O. Box 6774

225 North Shore Drive

Pittsburgh, Pennsylvania 15212

for the following Project:

(Name and address or location)

Construction of an approximately 340,000 square foot new office building at Erie

Insurance’s home office complex located in Erie, Pennsylvania at the following address:

125 East Sixth Street

Erie, PA 16501

ADDITIONS AND DELETIONS:

The author of this document has added information needed for its completion. The author may also have revised the text of the original AIA standard form. An Additions and Deletions Report that notes added information as well as revisions to the standard form text is available from the author and should be reviewed. A vertical line in the left margin of this document indicates where the author has added necessary information and where the author has added to or deleted from the original AIA text.

This document has important legal consequences. Consultation with an attorney is encouraged with respect to its completion or modification.

AIA Document A201 ™ -2007, General Conditions of the Contract for Construction, is adopted in this document by reference. Do not use with other general conditions unless this document is modified.

The Architect:

(Name, legal status and address)

Albert Kahn Associates, Inc.

7430 Second Avenue

Detroit, Michigan 48202-2798

The Owner’s Designated Representative:

(Name, address and other information)

Kimberly H. Palmer

Erie Indemnity Company

Construction Project Manager

100 Erie Insurance Place

Erie, PA 16530

lnit. /	AIA Document A133™ - 2009 (formerly A121™ CMc - 2003). Copyright © 1991, 2003 and 2009 by The American Institute of Architects. All rights reserved. WARNING: This AIA® Document is protected by U.S. Copyright Law and International Treaties. Unauthorized reproduction or distribution of this AIA® Document, or any portion of it, may result in severe civil and criminal penalties, and will be prosecuted to the maximum extent possible under the law. This document was produced by AIA software at 17:13:00 on 12/28/2016 under Order No.0424170655_1 which expires on 04/01/2017, and is not for resale.
	User Notes:	(1699436662)

The Construction Manager’s Designated Representative:

(Name, address and other information)

Jeffrey A. Thorla

Project Executive

P.J. Dick, Inc.

P.O. Box 6774

225 North Shore Drive

Pittsburgh, PA 15212

The Architect’s Designated Representative:

(Name, address and other information)

Richard Whedon

Project Manager

Albert Kahn Associates, Inc.

7430 Second Avenue

Detroit, Michigan 48202-2798

The Owner and Construction Manager (collectively, the “Parties”) agree as follows.

lnit. /	AIA Document A133™ - 2009 (formerly A121™ CMc - 2003). Copyright © 1991, 2003 and 2009 by The American Institute of Architects. All rights reserved. WARNING: This AIA® Document is protected by U.S. Copyright Law and International Treaties. Unauthorized reproduction or distribution of this AIA® Document, or any portion of it, may result in severe civil and criminal penalties, and will be prosecuted to the maximum extent possible under the law. This document was produced by AIA software at 17:13:00 on 12/28/2016 under Order No.0424170655_1 which expires on 04/01/2017, and is not for resale.
	User Notes:	(1699436662)

TABLE OF ARTICLES

1	GENERAL PROVISIONS

2	CONSTRUCTION MANAGER’S RESPONSIBILITIES

3	OWNER’S RESPONSIBILITIES

4	COMPENSATION AND PAYMENTS FOR PRECONSTRUCTION PHASE SERVICES

5	COMPENSATION FOR CONSTRUCTION PHASE SERVICES

6	COST OF THE WORK FOR CONSTRUCTION PHASE

7	PAYMENTS FOR CONSTRUCTION PHASE SERVICES

8	INSURANCE AND BONDS

9	DISPUTE RESOLUTION

10	TERMINATION OR SUSPENSION

11	MISCELLANEOUS PROVISIONS

12	SCOPE OF THE AGREEMENT

EXHIBIT A GUARANTEED MAXIMUM PRICE AMENDMENT

ARTICLE 1 GENERAL PROVISIONS

§ 1.1 The Contract Documents

The Contract Documents consist of this Agreement, General Conditions of the Contract for Construction (AIA Document A201-2007), Drawings, Specifications, Addenda issued prior to the execution of this Agreement, other documents listed in this Agreement, and Modifications issued after execution of this Agreement, all of which form the Contract and are as fully a part of the Contract as if attached to this Agreement or repeated herein. Upon the Owner’s acceptance of the Construction Manager’s Guaranteed Maximum Price proposal, the Contract Documents will also include the documents described in Section 2.2.3 and identified in the Guaranteed Maximum Price Amendment and revisions prepared by the Architect and furnished by the Owner as described in Section 2.2.8. The Contract represents the entire and integrated agreement between the Parties hereto and supersedes prior negotiations, representations or agreements, either written or oral.

§ 1.2 Relationship of the Parties

The Construction Manager accepts the relationship of trust and confidence established by this Agreement and covenants with the Owner to cooperate with the Architect and exercise the Construction Manager’s skill and judgment in furthering the interests of the Owner; to furnish efficient construction administration, management services and supervision; to furnish at all times an adequate supply of workers and materials; and to perform the Work in an expeditious and economical manner consistent with the Owner’s interests. The Owner agrees to furnish or approve, in a timely manner, information required by the Construction Manager and to make payments to the Construction Manager in accordance with the requirements of the Contract Documents.

§ 1.3 General Conditions

For the Preconstruction Phase, AIA Document A201™—2007, General Conditions of the Contract for Construction, shall apply only as specifically provided in this Agreement. For the Construction Phase, the general conditions of the contract shall be as set forth in A201—2007, which document is incorporated herein by reference. The term “Contractor” as used in A201- 2007 shall mean the Construction Manager.

lnit. /	AIA Document A133™ - 2009 (formerly A121™ CMc - 2003). Copyright © 1991, 2003 and 2009 by The American Institute of Architects. All rights reserved. WARNING: This AIA® Document is protected by U.S. Copyright Law and International Treaties. Unauthorized reproduction or distribution of this AIA® Document, or any portion of it, may result in severe civil and criminal penalties, and will be prosecuted to the maximum extent possible under the law. This document was produced by AIA software at 17:13:00 on 12/28/2016 under Order No.0424170655_1 which expires on 04/01/2017, and is not for resale.
	User Notes:	(1699436662)

ARTICLE 2 CONSTRUCTION MANAGER’S RESPONSIBILITIES

The Construction Manager’s Preconstruction Phase responsibilities are set forth in Sections 2.1 and 2.2. The Construction Manager’s Construction Phase responsibilities are set forth in Section 2.3. The Owner and Construction Manager may agree, in consultation with the Architect, for the Construction Phase to commence prior to completion of the Preconstruction Phase, in which case, both phases will proceed concurrently. The Construction Manager shall identify a representative authorized to act on behalf of the Construction Manager with respect to the Project.

§ 2.1 Preconstruction Phase

§ 2.1.1 The Construction Manager shall provide a preliminary evaluation of the Owner’s program, schedule and construction budget requirements, each in terms of the other.

§ 2.1.2 Consultation

The Construction Manager shall schedule and conduct meetings with the Architect and Owner to discuss such matters as procedures, progress, coordination, and scheduling of the Work. The Construction Manager shall advise the Owner and the Architect on proposed site use and improvements, selection of materials, and building systems and equipment. The Construction Manager shall also provide recommendations consistent with the Project requirements to the Owner and Architect on constructability; availability of materials and labor; time requirements for procurement, installation and construction; and factors related to construction cost including, but not limited to, costs of alternative designs or materials, preliminary budgets, life-cycle data, value engineering and possible cost reductions.

§ 2.1.3 When Project requirements in Section 3.1.1 have been sufficiently identified, the Construction Manager shall prepare and periodically update a Project schedule for the Architect’s review and the Owner’s acceptance. The Construction Manager shall obtain the Architect’s approval for the portion of the Project schedule relating to the performance of the Architect’s services. The Project schedule shall coordinate and integrate the Construction Manager’s services, the Architect’s services, other Owner consultants’ services, and the Owner’s responsibilities and identify items that could affect the Project’s timely completion. The updated Project schedule shall include the following: submission of the Guaranteed Maximum Price proposal; components of the Work; times of commencement and completion required of each Subcontractor; ordering and delivery of products, including those that must be ordered well in advance of construction; and the occupancy requirements of the Owner.

§ 2.1.4 Phased Construction

The Construction Manager shall provide recommendations with regard to accelerated or fast-track scheduling, procurement, or phased construction. The Construction Manager shall take into consideration cost reductions, cost information, constructability, provisions for temporary facilities and procurement and construction scheduling issues.

§ 2.1.5 Preliminary Cost Estimates

§ 2.1.5.1 Based on the preliminary design and other design criteria prepared by the Architect, the Construction Manager shall prepare preliminary estimates of the Cost of the Work or the cost of program requirements using area, volume or similar conceptual estimating techniques for the Architect’s review and Owner’s approval. If the Architect or Construction Manager suggests alternative materials and systems, the Construction Manager shall provide cost evaluations of those alternative materials and systems.

§ 2.1.5.2 As the Architect progresses with the preparation of the Schematic Design, Design Development and Construction Documents, the Construction Manager shall prepare and update, at appropriate intervals agreed to by the Owner, Construction Manager and Architect, estimates of the Cost of the Work of increasing detail and refinement and allowing for the further development of the design until such time as the Owner and Construction Manager agree on a Guaranteed Maximum Price for the Work. Such estimates shall be provided for the Architect’s review and the Owner’s approval. The Construction Manager shall inform the Owner and Architect when estimates of the Cost of the Work exceed the latest approved Project budget and make recommendations for corrective action.

§ 2.1.6 Subcontractors and Suppliers

§ 2.1.6.1 The Construction Manager shall develop bidders’ interest in the Project.

§ 2.1.6.2 The Construction Manager shall invite bids from, and enter into contracts and purchase orders with, only subcontractors and suppliers who have first been approved by the Owner. After receiving such bids, the Construction Manager shall analyze them and make recommendations for awards, accompanying its recommendations with all pertinent data required for decision upon the award, and certify that, to the best of its knowledge, the bid of the recommended subcontractor or supplier is bona fide, fair and reasonable.

lnit. /	AIA Document A133™ - 2009 (formerly A121™ CMc - 2003). Copyright © 1991, 2003 and 2009 by The American Institute of Architects. All rights reserved. WARNING: This AIA® Document is protected by U.S. Copyright Law and International Treaties. Unauthorized reproduction or distribution of this AIA® Document, or any portion of it, may result in severe civil and criminal penalties, and will be prosecuted to the maximum extent possible under the law. This document was produced by AIA software at 17:13:00 on 12/28/2016 under Order No.0424170655_1 which expires on 04/01/2017, and is not for resale.
	User Notes:	(1699436662)

§ 2.1.6.3 When Owner has determined to award the subcontract or purchase order, the Construction Manager shall contract in its own name and behalf, and not in the name or on behalf of the Owner, with the approved subcontractor or supplier. Construction Manager’s subcontract and purchase order forms shall be subject to approval of Owner and shall provide that the subcontractor shall perform its portion of the Work and shall comply with all applicable provisions of this Agreement and the Contract Documents.

§ 2.1.6.4 The Construction Manager shall include in its agreements with subcontractors specific terms and conditions as required under the Contract Documents (see, e.g., Sections 7. 1.4, 9.3.4 and 9.6.2 of the General Conditions, AIA Document A201-2007). Additionally, when requested to do so by the Owner, the Construction Manager shall add other specific contract clauses to the standard subcontract and purchase order forms to be used for the Project. The Construction Manager shall submit its subcontract and purchase order forms to Owner for approval prior to use in connection with the Project, and shall promptly deliver to the Owner a copy of all executed subcontracts and purchase orders entered into in connection with the Project.

§ 2.1.7 The Construction Manager shall prepare, for the Architect’s review and the Owner’s acceptance, a procurement schedule for items that must be ordered well in advance of construction. The Construction Manager shall expedite and coordinate the ordering and delivery of materials that must be ordered well in advance of construction. If the Owner agrees to procure any items prior to the establishment of the Guaranteed Maximum Price, the Owner shall procure the items on terms and conditions reasonably acceptable to the Construction Manager. Upon the establishment of the Guaranteed Maximum Price, the Owner shall assign all contracts for these items to the Construction Manager and the Construction Manager shall thereafter accept responsibility for them.

§ 2.1.8 Extent of Responsibility

The Construction Manager shall exercise reasonable care in preparing schedules and estimates. The Construction Manager, however, does not warrant or guarantee estimates and schedules except as may be included as part of the Guaranteed Maximum Price proposal (which shall include the Guaranteed Maximum Price and the Contract Time(s) within which the Construction Manager is required to complete the Project and achieve Substantial Completion). The Construction Manager is not required to ascertain that the Drawings and Specifications are in accordance with applicable laws, statutes, ordinances, codes, rules and regulations, or lawful orders of public authorities, but the Construction Manager shall promptly report to the Architect and Owner any nonconformity discovered by or made known to the Construction Manager as a request for information or other written notice in such form as the Architect and/or Owner may require.

§ 2.1.9 Notices and Compliance with Laws

The Construction Manager shall comply with applicable laws, statutes, ordinances, codes, rules and regulations, and lawful orders, approvals, licenses or permits of public authorities applicable to its performance under this Contract, and with equal employment opportunity programs, and other programs as may be required by governmental and quasi-governmental authorities for inclusion in the Contract Documents.

§ 2.2 Guaranteed Maximum Price Proposal and Contract Time

§ 2.2.1 At a time to be mutually agreed upon by the Owner and the Construction Manager and in consultation with the Architect, the Construction Manager shall prepare a Guaranteed Maximum Price proposal for the Owner’s review and acceptance. The Guaranteed Maximum Price in the proposal shall be the sum of the Construction Manager’s estimate of the Cost of the Work, including contingencies described in Section 2.2.4, and the Construction Manager’s Fee.

§ 2.2.1.1 Although subject to mutual agreement of the Parties, the Parties now anticipate the bid packages for the Project will be issued and competitively bid in two primary phases, and the Guaranteed Maximum Price proposal for the Project will be provided in two phases generally as follows:

Phase I—In the first phase of bidding, the Parties intend to finalize bid packages and seek competitive bids for the following aspects of the Work (collectively, “Phase I Work”): site work, foundations work, structural work and procurement of certain long-lead time items (including elevators). The Parties thus intend that Construction Manager shall provide to the Owner, and the Parties will endeavor to finalize and agree to, a Guaranteed Maximum Price for the Phase I Work promptly after all such Work is competitively bid and the Parties reach agreement regarding which bidders will be awarded subcontracts for these aspects of the Work.

lnit. /	AIA Document A133™ - 2009 (formerly A121™ CMc - 2003). Copyright © 1991, 2003 and 2009 by The American Institute of Architects. All rights reserved. WARNING: This AIA® Document is protected by U.S. Copyright Law and International Treaties. Unauthorized reproduction or distribution of this AIA® Document, or any portion of it, may result in severe civil and criminal penalties, and will be prosecuted to the maximum extent possible under the law. This document was produced by AIA software at 17:13:00 on 12/28/2016 under Order No.0424170655_1 which expires on 04/01/2017, and is not for resale.
	User Notes:	(1699436662)

Phase II -The Parties intend that bid packages for all remaining aspects of the Work (collectively, “Phase II Work”) generally will .be completed and issued for competitive bids in a second phase (after all Phase I Work is bid and awarded). After competitive bids are received for the majority of the Phase II Work and the Parties reach agreement regarding which bidders will be awarded subcontracts for such Work, the Construction Manager shall provide to the Owner Guaranteed Maximum Price proposal(s) for the entire Project in accordance with this article. If the Parties thereafter reach agreement on a final Guaranteed Maximum Price proposal, the Parties will execute a Guaranteed Maximum Price Amendment as provided herein.

§ 2.2.2 To the extent that the Drawings and Specifications are anticipated to require further development by the Architect, the Construction Manager shall provide in the Guaranteed Maximum Price for such further development consistent with the Contract Documents and/or reasonably inferable therefrom. Such further development does not include changes to the Drawings or Specifications that are not consistent with and/or reasonably inferable from the Contract Documents, such as changes in scope, systems, kinds and quality of materials, finishes or equipment, all of which, if required, shall be incorporated by Change Order.

§ 2.2.3 The Construction Manager shall include with the Guaranteed Maximum Price proposal a written statement of its basis, which shall include the following:

.1	A list of the Drawings and Specifications, including all Addenda thereto, and the Conditions of the Contract;

.2	A list of the clarifications and assumptions made by the Construction Manager in the preparation of the Guaranteed Maximum Price proposal, including assumptions under Section 2.2.2, to supplement the information provided by the Owner and contained in the Drawings and Specifications;

.3	A statement of the proposed Guaranteed Maximum Price, including a statement of the estimated Cost of the Work organized by trade categories or systems, allowances, contingency, and the Construction Manager’s Fee;

.4	A proposed Project schedule specifying the Contract Time within which Contractor shall achieve Substantial Completion (or the Contract Times, if the Project will be completed and achieve Substantial Completion in phases); and

.5	A date by which the Owner must accept the Guaranteed Maximum Price.

§ 2.2.4 In preparing the Construction Manager’s Guaranteed Maximum Price proposal, the Construction Manager shall include its contingency for the Construction Manager’s exclusive use to cover those costs considered reimbursable as the Cost of the Work but not included in a Change Order.

§ 2.2.5 The Construction Manager shall meet with the Owner and Architect to review the Guaranteed Maximum Price proposal. In the event that the Owner and Architect discover any inconsistencies or inaccuracies in the information presented, they shall promptly notify the Construction Manager, who shall make appropriate adjustments to the Guaranteed Maximum Price proposal, its basis, or both.

§ 2.2.6 If the Owner notifies the Construction Manager that the Owner has accepted the Guaranteed Maximum Price proposal in writing before the date specified in the Guaranteed Maximum Price proposal, the Guaranteed Maximum Price proposal shall be deemed effective without further acceptance from the Construction Manager. Following acceptance of a Guaranteed Maximum Price proposal, the Owner and Construction Manager shall execute the Guaranteed Maximum Price Amendment amending this Agreement, a copy of which the Owner shall provide to the Architect. The Guaranteed Maximum Price Amendment shall set forth the agreed upon Guaranteed Maximum Price and the Contract Time(s), together with the information and assumptions upon which such are based.

§ 2.2.7 The Construction Manager shall not incur any cost to be reimbursed as part of the Cost of the Work prior to the commencement of the Construction Phase, unless the Owner provides prior written authorization for such costs.

§ 2.2.8 The Owner shall authorize the Architect to provide the revisions to the Drawings and Specifications to incorporate the agreed upon assumptions and clarifications contained in the Guaranteed Maximum Price Amendment. The Owner shall promptly furnish those revised Drawings and Specifications to the Construction Manager as they are revised. The Construction Manager shall notify the Owner and Architect of any inconsistencies between the Guaranteed Maximum Price Amendment and the revised Drawings and Specifications.

lnit. /	AIA Document A133™ - 2009 (formerly A121™ CMc - 2003). Copyright © 1991, 2003 and 2009 by The American Institute of Architects. All rights reserved. WARNING: This AIA® Document is protected by U.S. Copyright Law and International Treaties. Unauthorized reproduction or distribution of this AIA® Document, or any portion of it, may result in severe civil and criminal penalties, and will be prosecuted to the maximum extent possible under the law. This document was produced by AIA software at 17:13:00 on 12/28/2016 under Order No.0424170655_1 which expires on 04/01/2017, and is not for resale.
	User Notes:	(1699436662)

§ 2.2.9 The Construction Manager shall include in the Guaranteed Maximum Price all sales, consumer, use and similar taxes for the Work provided by the Construction Manager that are legally enacted, whether or not yet effective, at the time the Guaranteed Maximum Price Amendment is executed.

§ 2.2.10 The Construction Manager acknowledges and recognizes that the Owner is entitled to full and beneficial occupancy and use of the Project by the date specified in the Guaranteed Maximum Price Amendment for achievement of Substantial Completion. The Construction Manager further acknowledges and agrees that if the Construction Manager fails to achieve Substantial Completion of the Project within the Contract Time, the Owner will sustain extensive damages and serious losses as a result of such failure, the amount and extent of which will be difficult to ascertain. In consideration of the foregoing, the Construction Manager agrees that if Substantial Completion has not been achieved within the Contract Time (as such may be amended by Change Orders), the Owner shall be entitled to retain or recover from the Construction Manager, as liquidated damages and not as a penalty, the sum of Five Thousand Dollars ($5,000.00) per day, commencing upon the first day following the required date of Substantial Completion and continuing until the actual date Substantial Completion is achieved. Construction Manager’s liability and Owner’s maximum recovery for liquidated damages for delayed completion shall be capped and limited to, and shall not in any event exceed, one-million dollars ($1,000,000.00). Liquidated damages shall be applicable and payable by Contractor even in the event of a proper termination for cause by Owner, meaning Owner shall be entitled to recover liquidated damages through the actual date of achievement of Substantial Completion with a replacement contractor, subject to Owner’s obligation to act reasonably to mitigate damages in undertaking to have the Work completed by others. The Owner and Construction Manager agree that the amount of the liquidated damages is a reasonable forecast of the damages Owner will incur if the Project does not reach Substantial Completion within the Contract Time. The Owner may deduct all or any part of the liquidated damages owed by the Construction Manager from any unpaid amounts then or thereafter due the Construction Manager under the Contract. If the Owner does not retain or recover the liquidated damages owed it by the Construction Manager by offsetting payments owed to the Construction Manager, the unpaid liquidated damages shall be due and payable to the Owner by the Construction Manager on demand.

§ 2.3 Construction Phase

§ 2.3.1 General

§ 2.3.1.1 For purposes of Section 8.1.2 of A201—2007, the date of commencement of the Work shall mean the date of commencement of the Construction Phase.

§ 2.3.1.2 The Construction Phase shall commence upon the Owner’s acceptance of the Construction Manager’s Guaranteed Maximum Price proposal or the Owner’s issuance of a Notice to Proceed, whichever occurs earlier.

§ 2.3.2 Administration

§ 2.3.2.1 Those portions of the Work that the Construction Manager does not customarily perform with the Construction Manager’s own personnel shall be performed under subcontracts or by other appropriate agreements with the Construction Manager. The Owner may designate specific persons from whom, or entities from which, the Construction Manager shall obtain bids. The Construction Manager shall obtain bids from Subcontractors and from suppliers of materials or equipment fabricated especially for the Work and shall deliver such bids to the Architect. The Owner shall then determine, with the advice of the Construction Manager and the Architect, which bids will be accepted. The Construction Manager shall not be required to contract with anyone to whom the Construction Manager has reasonable objection.

§ 2.3.2.2 If the Guaranteed Maximum Price has been established and when a specific bidder (1) is recommended to the Owner by the Construction Manager, (2) is qualified to perform that portion of the Work, and (3) has submitted a bid that fully conforms to the requirements of the Contract Documents without reservations or exceptions, but the Owner requires that another bid be accepted, then the Construction Manager may require that a Change Order be issued to adjust the Contract Time and the Guaranteed Maximum Price by the difference between the bid of the person or entity recommended to the Owner by the Construction Manager and the amount and time requirement of the subcontract or other agreement actually signed with the person or entity designated by the Owner.

§ 2.3.2.3 Subcontracts or other agreements shall conform to the applicable payment provisions of this Agreement, and shall not be awarded on the basis of cost plus a fee without the prior consent of the Owner. If the Subcontract is awarded on a cost plus a fee basis, the Construction Manager shall provide in the Subcontract for the Owner to receive the same audit rights with regard to the Subcontractor as the Owner receives with regard to the Construction Manager in Section 6.11 below.

lnit. /	AIA Document A133™ - 2009 (formerly A121™ CMc - 2003). Copyright © 1991, 2003 and 2009 by The American Institute of Architects. All rights reserved. WARNING: This AIA® Document is protected by U.S. Copyright Law and International Treaties. Unauthorized reproduction or distribution of this AIA® Document, or any portion of it, may result in severe civil and criminal penalties, and will be prosecuted to the maximum extent possible under the law. This document was produced by AIA software at 17:13:00 on 12/28/2016 under Order No.0424170655_1 which expires on 04/01/2017, and is not for resale.
	User Notes:	(1699436662)

§ 2.3.2.4 If the Construction Manager recommends a specific bidder that may be considered a “related party” according to Section 6.10, then the Construction Manager shall promptly notify the Owner in writing of such relationship and notify the Owner of the specific nature of the contemplated transaction, according to Section 6.10.2.

§ 2.3.2.5 The Construction Manager shall schedule and conduct meetings to discuss such matters as procedures, progress, coordination, scheduling, and status of the Work. The Construction Manager shall prepare and promptly distribute minutes to the Owner and Architect.

§ 2.3.2.6 Upon the execution of the Guaranteed Maximum Price Amendment, the Construction Manager shall prepare and submit to the Owner and Architect a construction schedule for the Work and submittal schedule in accordance with Section 3.10 of A201-2007.

§ 2.3.2.7 [Intentionally omitted.]

§ 2.3.2.8 The Construction Manager shall develop a system of cost control for the Work, including regular monitoring of actual costs for activities in progress and estimates for uncompleted tasks and proposed changes. The Construction Manager shall identify variances between actual and estimated costs and report the variances to the Owner and Architect and shall provide this information in its monthly reports to the Owner and Architect, in accordance with Section 2.3.3.3 below.

§ 2.3.2.9 The Construction Manager shall establish, manage, utilize and maintain for the entire duration of the Project an Internet-based, document management system (e.g., SharePoint, Share File or Aconex) to store and organize all Project documentation, such as drawings, specifications, building information modeling, submittals, requests for information, project correspondence, Change Orders, punch lists, and other Project records (“Document Repository”). The Document Repository shall be accessible by the Owner, the Architect, the Architect’s consultants and other appropriate Project participants, and it shall have features and functionality as reasonably requested by the Owner. The Construction Manager shall maintain the Document Repository and ensure that all Project records are properly maintained, indexed and accessible on the site. Contemporaneous notifications shall be given to the appropriate Project participants when new documents are uploaded to the Document Repository.

§ 2.3.3 Project Records

§ 2.3.3.1 Daily Reports The Construction Manager shall prepare and post to the Document Repository a Daily Report for each calendar day during the entire duration of the Project. For all days on which no Work was planned or scheduled or actually performed (e.g., holidays and weekend days), the Daily Report shall so state. For all days on which any work was planned and/or actually performed, the Daily Report shall accurately document and reflect daily construction conditions, activities and progress, including, without limitation, the following: (a) weather conditions at the site; (b) Construction Manager’s personnel who were at the site; ( c) all Subcontractors ( at any tier) that performed (or were scheduled to perform) any Work; (d) the specific work activities performed by each Subcontractor (at any tier); (e) if a Subcontractor (at any tier) was scheduled to but did not perform any work, the reason(s) why; (t) the equipment and manpower each such Subcontractor (at any tier) had at the site; (g) all deliveries (including of materials, equipment or supplies to be incorporated into the Project or any construction equipment or supplies); (h) all inspections and/or tests performed; (i) problems or issues that may adversely affect timely and proper progress of the Work; G) any accidents or injuries experienced on the Project; and (k) all visitors to the Project site.

§ 2.3.3.1.1 The Construction Manager shall prepare the Daily Reports on a daily basis, and such reports shall be fully completed no later than the next working day after the day the report covers. Such reports shall be available at the site for review and inspection by the Owner and/or Architect at all times. Further, the Construction Manager shall post to the Document Repository and thereby make fully available to the Project team copies of its Daily Reports no less than once per week.

§ 2.3.3.2 Photos The Construction Manager shall further document the conditions, progress and quality of the Project by way of regular and comprehensive progress photographs and/or video. All photographs and videos shall be digital, shall accurately reflect on the face of the photograph or video the date and time the photo or video was taken, and shall be accompanied by a log or description identifying the item or condition reflected in the photo or video. The

lnit. /	AIA Document A133™ - 2009 (formerly A121™ CMc - 2003). Copyright © 1991, 2003 and 2009 by The American Institute of Architects. All rights reserved. WARNING: This AIA® Document is protected by U.S. Copyright Law and International Treaties. Unauthorized reproduction or distribution of this AIA® Document, or any portion of it, may result in severe civil and criminal penalties, and will be prosecuted to the maximum extent possible under the law. This document was produced by AIA software at 17:13:00 on 12/28/2016 under Order No.0424170655_1 which expires on 04/01/2017, and is not for resale.
	User Notes:	(1699436662)

Construction Manager shall take a comprehensive set of progress photographs depicting the overall progress of the Work no less than weekly, and must, in addition, take progress photographs to document major and milestone activities. Photographs and videos taken by the Construction Manager shall be posted to the Document Repository (and thereby made available for review by the Owner, the Architect and other appropriate Project participants) promptly after taken.

§ 2.3.3.3 Monthly Progress Reports The Construction Manager shall prepare and submit to the Owner and the Architect a written Monthly Progress Report for each calendar month during the entire duration of the Project. Each Monthly Progress Report shall include the following: (a) a summary of all significant design, procurement, construction, commissioning and testing activities that occurred on the Project during the subject calendar month; (b) a summary and update as to any events or conditions that occurred or existed during the subject calendar month that adversely affected the timely and proper progress of the Work (or which have the potential to do so in the future); (c) an updated Project budget, reflecting actual Cost of the Work to date and the Construction Manager’s current projection as to the final, total Cost of the Work; (d) an updated CPM schedule, together with a schedule narrative summarizing the following: all significant changes to the schedule, logic or sequences or the durations of activities; progress of the Work; delays encountered; opportunities taken (or available) to expedite the Work; and any issues or items that the Construction Manager believes will or may require a Change Order modifying the Contract Time(s ); ( e) a compilation of progress photographs, together with a listing or description of what each photograph depicts; and (f) any other information or compilations that the Owner may reasonably request. Each Monthly Progress Report shall be finalized and hard copies of same shall be issued to the Owner and the Architect no later than the fourteenth (14th) day of the month following the calendar month the report covers. Each Monthly Report shall also be posted to the Document Repository upon issuance.

§ 2.4 Professional Services

Section 3.12.10 of A201—2007 shall apply to both the Preconstruction and Construction Phases.

§ 2.5 Hazardous Materials

Section 10.3 of A201-2007 shall apply to both the Preconstruction and Construction Phases.

ARTICLE 3 OWNER’S RESPONSIBILITIES

§ 3.1 Information and Services Required of the Owner

§ 3.1.1 The Owner shall provide information with reasonable promptness, regarding requirements for and limitations on the Project, including a written program which shall set forth the Owner’s objectives, constraints, and criteria, including schedule, space requirements and relationships, flexibility and expandability, special equipment, systems, sustainability and site requirements.

§ 3.1.2 The Project will be financed through the capital budget of the Owner or Erie Indemnity Company (or an affiliate thereof). Prior to execution of the Guaranteed Maximum Price Amendment, the Owner will provide to the Construction Manager confirmation of the particular Erie Insurance entity that will finance the Project through its capital budget.

§ 3.1.3 The Owner shall establish and periodically update the Owner’s budget for the Project, including (I) the budget for the Cost of the Work as defined in Section 6. 1.1, (2) the Owner’s other costs, and (3) reasonable contingencies related to all of these costs. If the Owner significantly increases or decreases the Owner’s budget for the Cost of the Work, the Owner shall notify the Construction Manager and Architect. The Owner and the Architect, in consultation with the Construction Manager, shall thereafter agree to a corresponding change in the Project’s scope and quality.

§ 3.1.4 Structural and Environmental Tests, Surveys and Reports. To the extent necessary for performance of the Work, during the Preconstruction Phase, the Owner shall furnish the following information or services with reasonable promptness. The Owner shall also furnish any other information or services under the Owner’s control and relevant to the Construction Manager’s performance of the Work with reasonable promptness after receiving the Construction Manager’s written request for such information or services. The Construction Manager shall be entitled to rely on the accuracy of information and services furnished by the Owner but shall exercise proper precautions relating to the safe performance of the Work.

lnit. /	AIA Document A133™ - 2009 (formerly A121™ CMc - 2003). Copyright © 1991, 2003 and 2009 by The American Institute of Architects. All rights reserved. WARNING: This AIA® Document is protected by U.S. Copyright Law and International Treaties. Unauthorized reproduction or distribution of this AIA® Document, or any portion of it, may result in severe civil and criminal penalties, and will be prosecuted to the maximum extent possible under the law. This document was produced by AIA software at 17:13:00 on 12/28/2016 under Order No.0424170655_1 which expires on 04/01/2017, and is not for resale.
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§ 3.1.4.1 The Owner shall furnish tests, inspections and reports required by law and as otherwise agreed to by the Parties, such as structural, mechanical, and chemical tests, tests for air and water pollution, and tests for hazardous materials.

§ 3.1.4.2 The Owner shall furnish surveys describing physical characteristics, legal limitations and utility locations for the site of the Project, and a legal description of the site. The surveys and legal information shall include, as applicable, the following items, to the extent necessary for performance of the Work: grades and lines of streets, alleys, pavements and adjoining property and structures; designated wetlands; adjacent drainage; rights-of-way, restrictions, easements, encroachments, zoning, deed restrictions, boundaries and contours of the site; locations, dimensions and necessary data with respect to existing buildings, other improvements and trees; and information concerning available utility services and lines, both public and private, above and below grade, including inverts and depths. All the information on the survey shall be referenced to a Project benchmark.

§ 3.1.4.3 Upon request by the Construction Manager, and provided such is needed for completion of the Project, the Owner shall furnish services of geotechnical engineers, which may include but are not limited to test borings, test pits, determinations of soil bearing values, percolation tests, evaluations of hazardous materials, seismic evaluation, ground corrosion tests and resistivity tests, including necessary operations for anticipating subsoil conditions, with written reports and appropriate recommendations.

§ 3.1.4.4 During the Construction Phase, the Owner shall furnish information or services required of the Owner by the Contract Documents with reasonable promptness. The Owner shall also furnish any other information or services under the Owner’s control and relevant to the Construction Manager’s performance of the Work with reasonable promptness after receiving the Construction Manager’s written request for such information or services.

§ 3.2 Owner’s Designated Representative

The Owner shall identify a representative authorized to act on behalf of the Owner with respect to the Project. The Owner’s representative shall render decisions promptly and furnish information expeditiously, so as to avoid unreasonable delay in the services or Work of the Construction Manager. Except as otherwise provided in Section 4.2.1 of A201-2007, the Architect does not have such authority. The term “Owner” means the Owner or the Owner’s authorized representative.

§ 3.2.1 Legal Requirements. The Owner shall furnish all legal, insurance and accounting services, including auditing services, that may be reasonably necessary at any time for the Project to meet the Owner’s needs and interests.

§ 3.3 Architect

The Owner shall retain an Architect to provide services, duties and responsibilities similar to those described in AJA Document BlOI™-2007, Standard Form of Agreement Between Owner and Architect, including any additional services requested by the Construction Manager that are necessary for the Preconstruction and Construction Phase services under this Agreement.

ARTICLE 4 COMPENSATION AND PAYMENTS FOR PRECONSTRUCTION PHASE SERVICES

§ 4.1 Compensation

§ 4.1.1 For the Construction Manager’s Preconstruction Phase services, the Owner shall compensate the Construction Manager as follows:

§ 4.1.2 For the Construction Manager’s Preconstruction Phase services described in Sections 2.1 and 2.2:

(Insert amount of, or basis for, compensation and include a list of reimbursable cost items, as applicable.)

In consideration for full and proper performance of Preconstruction Phase services, the Owner shall pay the Construction Manager for actual time reasonably and properly incurred performing such services at the hourly rates specified in the Construction Manager’s proposal for Preconstruction Phase services, dated February 2, 2015, a copy of which is attached hereto as Exhibit 4.1.2; provided, however, that in no event shall the total compensation payable to the Construction Manager exceed two-hundred thirty four thousand four-hundred and ninety dollars ($234,490), unless the Owner agree to pay additional compensation by way of an executed Change Order.

lnit. /	AIA Document A133™ - 2009 (formerly A121™ CMc - 2003). Copyright © 1991, 2003 and 2009 by The American Institute of Architects. All rights reserved. WARNING: This AIA® Document is protected by U.S. Copyright Law and International Treaties. Unauthorized reproduction or distribution of this AIA® Document, or any portion of it, may result in severe civil and criminal penalties, and will be prosecuted to the maximum extent possible under the law. This document was produced by AIA software at 17:13:00 on 12/28/2016 under Order No.0424170655_1 which expires on 04/01/2017, and is not for resale.
	User Notes:	(1699436662)

§ 4.1.3 If the Construction Phase services covered by this Agreement have not commenced by September 30, 2015, through no fault of the Construction Manager, the Construction Manager’s compensation for Preconstruction Phase services shall be equitably adjusted.

§ 4.1.4 Compensation based on Direct Personnel Expense includes the direct salaries of the Construction Manager’s personnel providing Preconstruction Phase services on the Project and the Construction Manager’s costs for the mandatory and customary contributions and benefits related thereto, such as employment taxes and other statutory employee benefits, insurance, sick leave, holidays, vacations, employee retirement plans and similar contributions.

§ 4.2 Payments

§ 4.2.1 Unless otherwise agreed, payments for services shall be made monthly in proportion to services performed.

§ 4.2.2 Payments are due and payable within thirty (30) days of the date the Construction Manager submits to the Owner an approved invoice that fully conforms to the requirements of the Contract Documents. Amounts unpaid five (5) days after the due date shall bear interest at the rate entered (Paragraphs deleted) below (see also Section 7.1.3):

Simple interest at the rate of three percent (3%) per annum.

ARTICLE 5 COMPENSATION FOR CONSTRUCTION PHASE SERVICES

§ 5.1 For the Construction Manager’s performance of the Work as described in Section 2.3, the Owner shall pay the Construction Manager the Contract Sum in current funds. The Contract Sum is the Cost of the Work as defined in Section 6.1.1 plus the Construction Manager’s Fee.

§ 5.1.1 The Construction Manager’s Fee:

(State a lump sum, percentage of Cost of the Work or other provision for determining the Construction Manager’s Fee.)

The Construction Manager’s Fee is Two and One-quarter percent (2.25%) of the Cost of the Work.

§ 5.1.2 The method of adjustment of the Construction Manager’s Fee for changes in the Work:

Two and One-quarter percent (2.25%); provided, however, the total Contract Sum payable to the Construction Manager shall in no event exceed the Guaranteed Maximum Price (as such may be adjusted by Change Orders).

§ 5.1.3 Limitations, if any, on a Subcontractor’s overhead and profit for increases in the cost of its portion of the Work:

5% Overhead and 5% Profit

§ 5.1.4 Rental rates for Construction Manager-owned equipment shall not exceed the standard rate paid at the place of the Project by more than five percent (5%).

§ 5.1.5 Unit prices, if any:

(Identify and state the unit price; state the quantity limitations, if any, to which the unit price will be applicable.)

Item	Units and Limitations	Price per Unit ($0.00)

§ 5.2 Guaranteed Maximum Price

§ 5.2.1 The Construction Manager guarantees that the Contract Sum shall not exceed the Guaranteed Maximum Price set forth in the Guaranteed Maximum Price Amendment, as it is amended from time to time. To the extent the Cost of the Work plus the Construction Manager’s fee exceeds the Guaranteed Maximum Price, the Construction Manager shall bear such costs in excess of the Guaranteed Maximum Price without reimbursement or additional compensation from the Owner.

(Insert specific provisions if the Construction Manager is to participate in any savings.)

lnit. /	AIA Document A133™ - 2009 (formerly A121™ CMc - 2003). Copyright © 1991, 2003 and 2009 by The American Institute of Architects. All rights reserved. WARNING: This AIA® Document is protected by U.S. Copyright Law and International Treaties. Unauthorized reproduction or distribution of this AIA® Document, or any portion of it, may result in severe civil and criminal penalties, and will be prosecuted to the maximum extent possible under the law. This document was produced by AIA software at 17:13:00 on 12/28/2016 under Order No.0424170655_1 which expires on 04/01/2017, and is not for resale.
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Except as provided in § 5.2.4, if the actual Cost of the Work plus Construction Manager’s Construction Phase Fee is less than the Guaranteed Maximum Price, then such savings shall be split sixty percent (60%) to the Owner and forty percent ( 40%) to the Construction Manager. For items identified as in the Guaranteed Maximum Price Amendment as “allowances,” one hundred percent (100%) of any unused allowances shall belong to the Owner. The Cost of Work included in the allowances shall be determined in accordance with § 3.8 of the AIA A201-2007. Any increase to allowance amounts based upon estimates by the Construction Manager, which increases exceed such allowance amounts, shall not result in any increase to the Construction Manager’s Fee.

§ 5.2.2 The Guaranteed Maximum Price is subject to additions and deductions by Change Order as provided in the Contract Documents and the Contract Time(s) and required date of Substantial Completion shall be subject to adjustment as provided in the Contract Documents.

§ 5.2.3 The Owner shall be entitled to one hundred percent (100%) of any unexpended contingencies or allowances or of the savings resulting from any design or construction changes reducing the scope of Work.

§ 5.2.4 The Construction Manager shall not obtain any shared savings in the event the Project does not achieve Substantial Completion within the required Contract Time(s).

§ 5.2.5 In addition to any other compensation payable hereunder, the Owner shall have the option, in its sole and unrestricted discretion, to pay (or not to pay) to the Construction Manager a discretionary bonus (in an amount to be determined by the Owner in its sole and unrestricted discretion) for performance by the Construction Manager that the Owner, in its discretion, deems to be exceptional.

§ 5.3 Changes in the Work

§ 5.3.1 The Owner may, without invalidating the Contract, order changes in the Work within the general scope of the Contract consisting of additions, deletions or other revisions. The Owner shall issue such changes in writing. The Architect may make minor changes in the Work as provided in Section 7.4 of AJA Document A201—2007, General Conditions of the Contract for Construction. The Construction Manager may be entitled to an equitable adjustment in the Contract Time as a result of changes in the Work in accordance with Articles 7 and 8 of AIA Document A201-2007.

§ 5.3.2 Adjustments to the Guaranteed Maximum Price on account of changes in the Work subsequent to the execution of the Guaranteed Maximum Price Amendment may be determined by any of the methods listed in Section 7.3.3 of AIA Document A201—2007, General Conditions of the Contract for Construction.

§ 5.3.3 In calculating adjustments to subcontracts (except those awarded with the Owner’s prior consent on the basis of cost plus a fee), the terms “cost” and “fee” as used in Section 7.3 .3 .3 of AIA Document A201—2007 and the term “costs” as used in Section 7.3.7 of AIA Document A201-2007 shall have the meanings assigned to them in AJA Document A201—2007 and shall not be modified by Sections 5.1 and 5.2, Sections 6.1 through 6.7, and Section 6.8 of this Agreement. Adjustments to subcontracts awarded with the Owner’s prior consent on the basis of cost plus a fee shall be calculated in accordance with the terms of those subcontracts.

§ 5.3.4 In calculating adjustments to the Guaranteed Maximum Price, the terms “cost” and “costs” as used in the above-referenced provisions of AIA Document A201—2007 shall mean the Cost of the Work as defined in Sections 6.1 to 6.7 of this Agreement and the term “fee” shall mean the Construction Manager’s Fee as defined in Section 5.1 of this Agreement.

§ 5.3.5 [Intentionally omitted.]

ARTICLE 6 COST OF THE WORK FOR CONSTRUCTION PHASE

§ 6.1 Costs to Be Reimbursed

§ 6.1.1 The term Cost of the Work shall mean reasonable costs necessarily incurred by the Construction Manager in the proper performance of the Work. Such costs shall be at rates not higher than the standard paid at the place of the Project except with prior consent of the Owner. The Cost of the Work shall include only the items set forth in Sections 6.1 through 6. 7.

lnit. /	AIA Document A133™ - 2009 (formerly A121™ CMc - 2003). Copyright © 1991, 2003 and 2009 by The American Institute of Architects. All rights reserved. WARNING: This AIA® Document is protected by U.S. Copyright Law and International Treaties. Unauthorized reproduction or distribution of this AIA® Document, or any portion of it, may result in severe civil and criminal penalties, and will be prosecuted to the maximum extent possible under the law. This document was produced by AIA software at 17:13:00 on 12/28/2016 under Order No.0424170655_1 which expires on 04/01/2017, and is not for resale.
	User Notes:	(1699436662)

§ 6.1.2 Where any cost is subject to the Owner’s prior approval, the Construction Manager shall obtain this approval prior to incurring the cost. The Parties shall endeavor to identify any such costs prior to executing Guaranteed Maximum Price Amendment.

§ 6.2 Labor Costs

§ 6.2.1 Wages of construction workers directly employed by the Construction Manager to perform the construction of the Work at the site or, with the Owner’s prior approval, at off-site workshops.

§ 6.2.1.1 Cost to be reimbursed will be the actual wages paid to the individuals performing the Work and the actual wages will be subject to wage maximums which shall be subject to the approval of the Owner.

§ 6.2.2 Wages or salaries of the Construction Manager’s supervisory and administrative personnel when stationed at the site and working exclusively on the Project with the Owner’s prior approval. Excepting only an emergency or exigent circumstance (discussed below), the Parties shall reach agreement on all-inclusive reimbursable rates (including, without limitation, all taxes, insurance, benefits, information technology support, vehicle costs, per diem, and all other costs and burdens) for all members of the Construction Manager’s on-site management staff(e.g., project manager, project engineer, general superintendent, inspectors and support staff) before each such individual begins working on the Project. The Parties shall agree to such reimbursable rates and burdens for the planned Project staff in connection with agreeing to the Guaranteed Maximum Price Amendment. The Parties acknowledge that, in the event necessary due to an emergency or exigent circumstance that arises during the Project, the Construction Manager may, with Owner’s approval (which shall not be unreasonably withheld), need to assign individual(s) to work on the Project before the Parties can agree on applicable all-inclusive, reimbursable rate(s). In such event, the Parties shall agree upon all-inclusive, reimbursable rates for such individual(s) as promptly as practical after the individual begins working on the Project.

§ 6.2.2.1 Construction Manager’s personnel who are stationed at the Construction Manager’s home or branch offices shall not be charged to the Cost of the Work, unless the Owner approves such charges in advance and the authorization is documented in the Guaranteed Maximum Price Amendment or a properly approved Change Order. All of Construction Manager’s support personnel who are not based in the field office, and who will provide services and advice from time to time throughout the job, will be considered to be covered by the Construction Manager’s Fee, unless specifically authorized by the Guaranteed Maximum Price Amendment or an approved Change Order to charge time to the Project.

§ 6.2.3 Wages and salaries of the Construction Manager’s supervisory or administrative personnel engaged at factories, workshops or on the road, in inspecting or expediting the production or transportation of materials or equipment required for the Work, but only for that portion of their time required for the Work.

§ 6.2.4 Subject to the provisions in Sections 6.2.2 and 6.2.4.5, costs paid or incurred by the Construction Manager for taxes, insurance, contributions, assessments and benefits required by law or collective bargaining agreements and, for personnel not covered by such agreements, customary benefits such as sick leave, medical and health benefits, holidays, vacations and pensions, provided such costs are based on wages and salaries included in the Cost of the Work under Sections 6.2.1 through 6.2.3.

§ 6.2.4.1 Actual costs chargeable to the Cost of the Work for payroll taxes shall be computed giving proper consideration to (1) the annual limitations of the wages subject to certain payroll taxes and (2) appropriate allocation of such payroll taxes to all jobs on which the individual works in a given year.

§ 6.2.4.2 Cost of the Work shall include the actual net cost to the Construction Manager for worker’s compensation insurance attributed to the wages chargeable to the Cost of the Work per this Contract. The actual cost of worker’s compensation, shall take into consideration all cost adjustments due to experience modifiers, premium discounts, policy dividends, retrospective rating plan premium adjustments, assigned risk pool rebates, etc.

§ 6.2.4.3 Overtime wages paid to salaried personnel (if approved in advance in writing by the Owner) will be reimbursed at the actual rate of overtime pay paid to the individual. No time charged for overtime hours worked on the Project will be allowed if the individual is not actually paid for overtime worked.

lnit. /	AIA Document A133™ - 2009 (formerly A121™ CMc - 2003). Copyright © 1991, 2003 and 2009 by The American Institute of Architects. All rights reserved. WARNING: This AIA® Document is protected by U.S. Copyright Law and International Treaties. Unauthorized reproduction or distribution of this AIA® Document, or any portion of it, may result in severe civil and criminal penalties, and will be prosecuted to the maximum extent possible under the law. This document was produced by AIA software at 17:13:00 on 12/28/2016 under Order No.0424170655_1 which expires on 04/01/2017, and is not for resale.
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§ 6.2.4.4 Any overtime premium or shift differential expense to be incurred by the Construction Manager for hourly workers shall require Owner’s advance written approval before the incremental cost of the overtime premium or shift differential will be considered a reimbursable cost. If the Construction Manager is required to work overtime as a result of an inexcusable delay or other performance problems of the Construction Manager or anyone for whom the Construction Manager is responsible ( e.g., Subcontractors of any tier), the overtime premium and/or shift differential expense portion of the payroll expense and related labor burden costs will not be reimbursed as a proper cost of the Work, except as provided in Section 6.3 below.

§ 6.2.4.5 Any payroll burden cost to be reimbursed which are not required by law shall be subject to advance written approval by Owner to be considered reimbursable. Fringe benefit costs typically falling into this category include, but are not limited to, pension, employee stock option plans, bonuses, medical and dental benefits, life and accident insurance, etc. The Construction Manager shall submit to the Owner a detailed breakdown of all such payroll burden costs along with a detailed proposal as to which payroll burdens the Construction Manager proposes to include as a reimbursable Cost of the Work and how such reimbursable costs will be computed. Such information must be reviewed and approved in writing by Owner before Construction Manager may include such items as reimbursable costs.

§ 6.2.4.6 The Parties shall endeavor to agree to the following for all personnel employed by or otherwise working for the Construction Manager who will perform compensable services on the Project: (1) wage or salary rates; and (2) rates or amounts for all payroll taxes, burdens and benefits as set forth in this Section 6.2.4.

§ 6.2.5 Bonuses, profit sharing, incentive compensation and any other discretionary payments paid to anyone hired by the Construction Manager or paid to any Subcontractor or vendor, subject to obtaining the Owner’s prior written approval.

§ 6.3 Subcontract Costs

Payments properly and reasonably made by the Construction Manager to Subcontractors in accordance with the requirements of the subcontracts. Any amounts paid to a Subcontractor ( of any tier), by way of a subcontract, Change Order or otherwise, that was necessitated by inexcusable delay or other unexcused performance problems by the Construction Manager or any Subcontractors ( of any tier) shall not be allowed as a reimbursable Cost of the Work, except as provided below:

(a)	Reasonable costs paid to one Subcontractor (or reasonable costs incurred directly by the Construction Manager for self-performed work) to accelerate or make corrections to the Work as a direct result of inexcusable delay or performance failure by a Subcontractor (at any tier) shall be allowable as a proper Cost of the Work in the amount and to the extent such extra costs can be recovered (by way of back charge or otherwise) from the Subcontractor that is responsible for the inexcusable delay or other unexcused performance failure. For clarity, in this situation, there would be zero net increase in the Cost of the Work because the amounts paid to accelerate or correct Work would be fully offset by a back charge, credit or other recovery from the responsible Subcontractor.

(b)	Reasonable costs outlined in Section 6.3(a) also may be allowable as a Cost of the Work, even if such costs are not fully recovered from the responsible Subcontractor(s), provided the Construction Manager, with the approval of the Owner (which approval shall not be unreasonably withheld), (i) after due consideration, determines that continuing efforts to obtain full recovery from the responsible Subcontractor(s) are unlikely to achieve significant additional recoveries and (ii) thus recommends resolving or settling the back charge/credit at an amount less than full recovery; provided, further, however, that any unrecovered costs shall be covered by the Construction Manager’s contingency and shall not result in any increase in the Guaranteed Maximum Price.

§ 6.3.1 The Construction Manager (with respect to its suppliers, Subcontractors and all Sub-subcontractors) shall provide Owner advance written notice and shall obtain Owner’s approval for any proposed subcontract change order, material purchase order, or other financial commitment in an amount in excess often thousand dollars ($10,000.00) prior to placing such order or entering into such agreement (regardless of whether or not any such commitment will affect the Guaranteed Maximum Price). It is agreed that sums applicable to any subcontract change order, purchase order or other financial commitment entered into in violation of the above notice and approval requirement shall not be included in the amounts owing to Construction Manager or Subcontractors ( of any tier) whether as Costs of the Work or as reasonable termination costs in the event of termination. The Construction Manager also shall provide to the Owner copies of all final, executed Change Orders with any Subcontractors.

lnit. /	AIA Document A133™ - 2009 (formerly A121™ CMc - 2003). Copyright © 1991, 2003 and 2009 by The American Institute of Architects. All rights reserved. WARNING: This AIA® Document is protected by U.S. Copyright Law and International Treaties. Unauthorized reproduction or distribution of this AIA® Document, or any portion of it, may result in severe civil and criminal penalties, and will be prosecuted to the maximum extent possible under the law. This document was produced by AIA software at 17:13:00 on 12/28/2016 under Order No.0424170655_1 which expires on 04/01/2017, and is not for resale.
	User Notes:	(1699436662)

§ 6.4 Costs of Materials and Equipment Incorporated in the Completed Construction

§ 6.4.1 Costs, including transportation and storage, of materials and equipment incorporated or to be incorporated in the completed construction.

§ 6.4.2 Costs of materials described in the preceding Section 6.4.1 in excess of those actually installed to allow for reasonable waste and spoilage. Unused excess materials, if any, shall become the Owner’s property at the completion of the Work or, at the Owner’s option, shall be sold by the Construction Manager. Any amounts realized from such sales shall be credited to the Owner as a deduction from the Cost of the Work.

§ 6.5 Costs of Other Materials and Equipment, Temporary Facilities and Related Items

§ 6.5.1 Costs of transportation, storage, installation, maintenance, dismantling and removal of materials, supplies, temporary facilities, machinery, equipment and hand tools not customarily owned by construction workers that are provided by the Construction Manager at the site and fully consumed in the performance of the Work. Costs of materials, supplies, temporary facilities, machinery, equipment and tools that are not fully consumed shall be based on the reasonable rental cost or the cost or value of the item at the time it is first used on the Project site less the value of the item when it is no longer used at the Project site. Costs for items not fully consumed by the Construction Manager shall mean fair market value.

§ 6.5.2 Rental charges for temporary facilities, machinery, equipment and hand tools not customarily owned by construction workers that are provided by the Construction Manager at the site and costs of transportation, installation, minor repairs, dismantling and removal. The total rental cost of any Construction Manager-owned item may not exceed either of the following: (a) the then current, fair market reasonable rental cost, plus five percent (5%); or (b) the purchase price of any comparable item.

§ 6.5.2.1 Proposed rental rates and related fair market values for Construction Manager-owned equipment (including any equipment owned by any “related party” as defined in Section 6.10.1) shall be submitted to and approved by Owner prior to being used in connection with the Work. The projected usage for each piece of equipment proposed to be rented and estimated total rentals shall be submitted for approval in advance in a form satisfactory to Owner so that an appropriate lease versus buy decision can be made.

§ 6.5.2.2 Each piece of equipment to be rented shall have hourly, daily, weekly and monthly rates submitted to and approved by Owner in advance before equipment rental charges will be considered reimbursable.

§ 6.5.2.3 Fair market value for used equipment as referred to in this Agreement shall mean the estimated price a reasonable purchaser would pay to purchase the used material or equipment at the time it was initially needed for the job. Such price should ( of course) be lower than the price a reasonable purchaser would pay for similar new construction material or construction equipment.

§ 6.5.2.4 Rental charges for equipment which is not owned by Construction Manager ( or any “related parties”) and is rented from third parties for reasonable and proper use in completion of the Work shall be considered reimbursable, will be reimbursed at actual costs, as long as rental rates are consistent with those prevailing in the locality. For any lease/purchase arrangement where any of the lease/purchase rental charges were charged to Owner as reimbursable Cost of the Work, appropriate credit adjustments to costs will be made for an appropriate pro rata share of the fair market value of the equipment at the time it was last used on the job.

§ 6.5.2.5 The Construction Manager shall be required to maintain a detailed inventory of all job-owned equipment ( either purchased and charged to job cost or job-owned through aggregate rentals) and such inventory shall be submitted to Owner each month. For each piece of equipment, such inventory should contain a minimum: (1) original purchase price or acquisition cost; (2) acquisition date; (3) approved for monetary value at the time the piece of equipment was first used on the job; and (4) final disposition. At the completion of the Project, the Construction Manager shall transfer title and possession of all remaining job-owned equipment to the Owner, or at Owner’s option, Construction Manager shall sell or may keep any such equipment for an appropriate credit to job cost, which will be mutually agreed to by Owner and Construction Manager. ·

§ 6.5.3 Costs of removal of debris from the site of the Work and its proper and legal disposal.

lnit. /	AIA Document A133™ - 2009 (formerly A121™ CMc - 2003). Copyright © 1991, 2003 and 2009 by The American Institute of Architects. All rights reserved. WARNING: This AIA® Document is protected by U.S. Copyright Law and International Treaties. Unauthorized reproduction or distribution of this AIA® Document, or any portion of it, may result in severe civil and criminal penalties, and will be prosecuted to the maximum extent possible under the law. This document was produced by AIA software at 17:13:00 on 12/28/2016 under Order No.0424170655_1 which expires on 04/01/2017, and is not for resale.
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§ 6.5.4 Costs of document reproductions, facsimile transmissions and long-distance telephone calls, postage and parcel delivery charges, telephone service at the site and reasonable and proper petty cash expenses of the site office.

§ 6.5.5 That portion of the reasonable expenses of the Construction Manager’s supervisory or administrative personnel incurred while traveling in discharge of duties connected with the Work.

§ 6.5.6 Costs of materials and equipment suitably stored off the site at a mutually acceptable location, subject to the Owner’s prior approval.

§ 6.6 Miscellaneous Costs

§ 6.6.1 The Cost of the Work shall include an all-inclusive charge equal to one percent (1%) of the Cost of the Work to cover the cost of all insurance required of the Construction Manager as specified in Section 2 of Exhibit 8.1 here to, except workers’ compensation insurance. Cost of the Work shall also include costs, in amounts to be agreed between the Parties, for procurement of surety bonds and/or subcontractor default insurance, as required under Section 4 of Exhibit 8.1 or otherwise hereafter agreed by the Parties.

§ 6.6.2 Sales, use or similar taxes imposed by a governmental authority that are related to the Work and for which the Construction Manager is liable.

§ 6.6.3 Fees and assessments for the building permit and for other permits, licenses and inspections for which the Construction Manager is required by the Contract Documents to pay.

§ 6.6.4 Fees of laboratories for tests required by the Contract Documents, except those related to defective or nonconforming Work for which reimbursement is excluded by Section 13.5.3 of AIA Document A201—2007 or by other provisions of the Contract Documents, and which do not fall within the scope of Section 6.7.3.

§ 6.6.5 Royalties and license fees paid for the use of a particular design, process or product required by the Contract Documents; the cost of defending suits or claims for infringement or violation of patent rights, copyrights or other intellectual property rights arising from such requirement of the Contract Documents; and payments made in accordance with legal judgments against the Construction Manager resulting from such suits or claims and payments of settlements made with the Owner’s consent. However, such costs of legal defenses, judgments and settlements shall not be included in the calculation of the Construction Manager’s Fee or subject to the Guaranteed Maximum Price. In the event Construction Manager incurs any royalties, fees, costs of defense of any lawsuits or judgments as a result of improper use or violation of intellectual property rights by the Construction Manager or any Subcontractor (or any tier), which use or violation was not required by the Contract Documents, such costs shall not be reimbursable as a Cost of the Work. Furthermore, if such royalties, fees, costs or judgments are excluded by the next to the last sentence of Section 3 .17 of AIA Document A201-2007 or other provisions of the Contract Documents, then they shall not be included in the Cost of the Work.

§ 6.6.6 Cost of the Work shall include an all-inclusive one thousand dollar ($1,000.00) per month, lump-sum charge to cover the costs of data processing and Constructware for the Project. No other costs for electronic equipment and/or software shall be allowed as a Cost of the Work, unless the Owner approves such costs in advance.

§ 6.6.7 Deposits lost for causes other than the Construction Manager’s negligence or failure to fulfill a specific responsibility in the Contract Documents.

§ 6.6.8 Legal, mediation and arbitration costs, including attorneys’ fees, reasonably incurred by the Construction Manager in connection with disputes with Subcontractors ( of any tier) after the execution of this Agreement in the performance of the Work and with the Owner’s prior approval, which shall not be unreasonably withheld; provided, however, that such legal fees and costs shall not be considered a reimbursable Cost of the Work to the extent such costs are incurred as a result of negligence or inexcusable performance failures by the Construction Manager; provided, further, that any such legal fees and costs shall not be allowed as a reimbursable Cost of the Work to the extent such are covered by any insurance.

§ 6.6.9 Subject to the Owner’s prior approval, expenses incurred in accordance with the Construction Manager’s standard written personnel policy for relocation and temporary living allowances of the Construction Manager’s personnel required for the Work.

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§ 6. 7 Other Costs and Emergencies

§ 6.7.1 Other costs incurred in the performance of the Work if, and to the extent, approved in advance in writing by the Owner.

§ 6.7.2 Costs incurred in taking action to prevent threatened damage, injury or Joss in case of an emergency affecting the safety of persons and property, as provided in Section 10.4 of AIA Document A201-2007.

§ 6.7.3 Costs of repairing or correcting damaged or nonconforming Work executed by the Construction Manager, Subcontractors or suppliers, provided that such damaged or nonconforming Work was not caused by negligence or failure to fulfill a specific responsibility of the Construction Manager and only to the extent that the cost of repair or correction is not recovered from insurance, sureties, Subcontractors, suppliers, or others.

§ 6.7.4 [Intentionally omitted.]

§ 6.8 Costs Not To Be Reimbursed

§ 6.8.1 The Cost of the Work shall not include the items listed below:

.1	Salaries and other compensation of the Construction Manager’s personnel stationed at the Construction Manager’s principal office or offices other than the site office, except as specifically provided in Section 6.2 or the Guaranteed Maximum Price Amendment;

.2	Expenses of the Construction Manager’s principal office and offices other than the site office;

.3	Overhead and general expenses, except as may be expressly included in Sections 6.1 to 6. 7;

.4	The Construction Manager’s capital expenses, including interest on the Construction Manager’s capital employed for the Work;

.5	Except as provided in Section 6.7.3 of this Agreement, costs due to the negligence or failure of the Construction Manager, Subcontractors and suppliers or anyone directly or indirectly employed by any of them or for whose acts any of them may be liable to fulfill a specific responsibility of the Contract;

.6	Any cost not specifically and expressly described in Sections 6.1 to 6.7;

.7	Costs, other than costs included in Change Orders approved by the Owner, that would cause the Guaranteed Maximum Price to be exceeded; and

.8	Costs for services incurred during the Preconstruction Phase.

§ 6.9 Discounts, Rebates and Refunds

§ 6.9.1 Cash discounts obtained on payments made by the Construction Manager shall accrue to the Owner if(l) before making the payment, the Construction Manager included them in an Application for Payment and received payment from the Owner, or (2) the Owner has deposited funds with the Construction Manager with which to make payments; otherwise, cash discounts shall accrue to the Construction Manager. Trade discounts, rebates, refunds and amounts received from sales of surplus materials and equipment shall accrue to the Owner, and the Construction Manager shall make provisions so that they can be obtained.

§ 6.9.1.1 The Cost of the Work shall include the final, total costs incurred for any payment, performance, maintenance or other surety bonds obtained for the Project, accounting for all adjustments (reductions or increases) to the costs for such bonds. ·

§ 6.9.2 Amounts that accrue to the Owner in accordance with the provisions of Section 6.9 .1 shall be credited to the Owner as a deduction from the Cost of the Work.

§ 6.10 Related Party Transactions

§ 6.10.1 For purposes of Section 6.10, the term “related party” shall mean a parent, subsidiary, affiliate or other person or entity having common ownership or management with the Construction Manager; any entity in which any stockholder in, or management employee of, the Construction Manager owns any interest in excess of ten percent in the aggregate; or any person or entity which has the right to control the business or affairs of the Construction Manager. The term “related party” includes any member of the immediate family of any person identified above.

§ 6.10.2 If any of the costs to be reimbursed arise from a transaction between the Construction Manager and a related party, the Construction Manager shall notify the Owner of the specific nature of the contemplated transaction, including the identity of the related party and the anticipated cost to be incurred, before any such transaction is

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consummated or cost incurred. If the Owner, after such notification, authorizes the proposed transaction, then the cost incurred shall be included as a cost to be reimbursed, and the Construction Manager shall procure the Work, equipment, goods or service from the related party, as a Subcontractor, according to the terms of Sections 2.1.6, 2.3.2.1, 2.3.2.2 and 2.3.2.3. If the Owner fails to authorize the transaction, the Construction Manager shall procure the Work, equipment, goods or service from some person or entity other than a related party according to the terms of Sections 2.1.6, 2.3.2.1, 2.3.2.2 and 2.3.2.3.

§ 6.11 Accounting Records

The Construction Manager shall keep full and detailed records and accounts related to the Cost of the Work and exercise such controls as may be necessary for proper financial management under this Contract and to substantiate all costs incurred. The accounting and control systems shall be satisfactory to the Owner. The Owner, the Owner’s representative, the Owner’s outside representative and/or the Owner’s auditors shall, during regular business hours and upon reasonable notice, be afforded full access to, and shall be permitted to audit and copy, all of the Construction Manager’s records and accounts, including, without limitation, complete documentation supporting accounting entries, books, correspondence, instructions, drawings, receipts, subcontracts, Subcontractor’s proposals, purchase orders, vouchers, memoranda and other data relating to this Contract. The Construction Manager shall preserve these records for a period of three years after final payment, or for such longer period as may be required by law.

§ 6.11.1 The Owner or its designee may conduct such audits or inspections throughout the term of this Contract and for a period of three years after final payment or longer if required by law. Construction Manager’s records and accounts as referred to in this Contract shall include any and all information, materials and data of every kind and character, including, without limitation, records, books, documents, subscriptions, recordings, agreements, purchase orders, leases, contracts, commitments, arrangements, notes, daily diaries, superintendent reports, drawings, receipts, vouchers and memoranda, and any and all other agreements, sources of information and matters that may in the owner’s judgment have any bearing on or pertain to any matters, rights, duties or obligations under or covered by any Contract Documents. Such records shall be provided in both hard copy and computer readable format, if reasonably available in such forms, and shall include written policies and procedures, time sheets, payroll registers, payroll records, canceled payroll checks, subcontract files (including proposals of successful and unsuccessful bidders, bid recaps, etc.), original estimates, estimating worksheets, correspondence, change order files (including documentation covering negotiated settlements), back charge logs and supporting documentation, invoices and related payment documentation, general ledger entries detailing cash and trade discounts earned, insurance rebates and dividends, and any other Construction Manager records or accounts that may have a bearing on matters of interest to the Owner in connection with the Construction Manager’s dealings with the Owner (all foregoing hereinafter referred to as “Records”) to the extent necessary to adequately permit evaluation and verification of:

(a) Construction Manager compliance with Contract requirements,

(b) Compliance with Owner’s business ethics policies, and

(c) Compliance with provisions for pricing change orders, invoices or claims submitted by the Construction Manager or any Subcontractors ( of any tier) or other Construction Manager payees ( collectively, “payees”).

§ 6.11.2 The Construction Manager shall require all payees that are being compensated on a cost-reimbursable or time and materials basis (hereinafter, “Cost-Reimbursable Payees”) to comply with the provisions of this article by including the requirements hereof in a written contract agreement between Construction Manager and its Cost-Reimbursable Payees. Construction Manager will cooperate fully and will cause all related parties and all of Construction Manager’s Cost-Reimbursable Payees to cooperate fully in furnishing or in making available to Owner from time to time whenever requested, in an expeditious manner, any and all such Records or accounts.

ARTICLE 7 PAYMENTS FOR CONSTRUCTION PHASE SERVICES

§ 7.1 Progress Payments

§ 7.1.1 Based upon Applications for Payment submitted to the Owner and Architect by the Construction Manager and Certificates for Payment, the Owner shall make progress payments on account of the Contract Sum to the Construction Manager as provided below and elsewhere in the Contract Documents.

§ 7.1.2 The period covered by each Application for Payment shall be one calendar month ending on the last day of the month.

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§ 7.1.3 The Construction Manager shall prepare and submit to the Owner and Architect its Applications for Payment in accordance with Section 9.3 of AIA Document A201-2007 (General Conditions) and this Article 7. The Owner and/or the Architect shall respond to each Application for Payment within ten (10) business days of receipt in accordance with Sections 9.4, 9.5 and 9.6 of AIA Document A201-2007 (General Conditions) by issuance of a Certificate of Payment or other response. Upon receipt of a Certificate of Payment approving an Application for Payment in whole or in part, the Construction Manager shall submit to Owner an invoice for payment in accordance with the Certificate of Payment and the Owner’s invoice procedures as provided in AIA Document A201-2007, Section 9.3.1 and Exhibit 9.3.1. Provided the Construction Manager has submitted its Application for Payment and invoice for payment in full accordance with and has satisfied all conditions precedent to payment specified in the Contract Documents, Owner shall pay to the Construction Manager in full the amount approved for payment in the Certificate of Payment within fifteen (15) calendar days after the date Construction Manager submits its approved invoice for payment to Owner as required by AIA Document A201-2007, Section 9.3.1 and Exhibit 9.3.1. Any amounts properly certified as due and payable that are not paid within five (5) days after the due date identified above shall bear simple interest at the rate of three percent (3%) per annum.

§ 7.1.4 With each Application for Payment, the Construction Manager shall submit payrolls, petty cash accounts, receipted invoices or invoices with check vouchers attached, and any other evidence required by the Owner or Architect to demonstrate that cash disbursements already made by the Construction Manager on account of the Cost of the Work equal or exceed progress payments already received by the Construction Manager, less that portion of those payments attributable to the Construction Manager’s Fee, plus payrolls for the period covered by the present Application for Payment.

§ 7.1.5 Each Application for Payment shall be based on the most recent schedule of values submitted by the Construction Manager in accordance with the Contract Documents. The schedule of values shall allocate the entire Guaranteed Maximum Price among the various portions of the Work, except that the Construction Manager’s Fee shall be shown as a single separate item. The schedule of values shall be prepared in such form and supported by such data to substantiate its accuracy as the Owner and/or Architect may require. This schedule, unless objected to by the Owner and/or Architect, shall be used as a basis for reviewing the Construction Manager’s Applications for Payment.

§ 7.1.6 Applications for Payment shall show the percentage of completion of each portion of the Work as of the end of the period covered by the Application for Payment. The percentage of completion shall be the lesser of (1) the percentage of that portion of the Work which has actually been completed, or (2) the percentage obtained by dividing (a) the expense that has actually been incurred by the Construction Manager on account of that portion of the Work for which the Construction Manager has made or intends to make actual payment prior to the next Application for Payment by (b) the share of the Guaranteed Maximum Price allocated to that portion of the Work in the schedule of values.

§ 7.1. 7 Subject to other provisions of the Contract Documents, the amount of each progress payment shall be computed as follows:

.1	Determine the amounts payable each month on account of properly completed Work performed or supplied by Subcontractors. This determination shall be made based upon criteria mutually agreed by the Owner and Construction Manager, but in general shall be done as follows for each Subcontractor each month. For each Subcontract, a schedule of values shall be developed, which shall allocate the Subcontract price to various aspects of the Work. The amount payable to each Subcontractor for completed work shall be computed by multiplying the percentage of completion of each portion of the Work by the share of the Subcontract price allocated to that portion of the Work in the schedule of values. Pending final determination of cost to the Owner of changes in the Work, amounts not in dispute shall be included as provided in Section 7.3.9 of AIA Document A201—2007;

.2	Add that portion of the Guaranteed Maximum Price properly allocable to self-perform Work (if any) properly completed by the Construction Manager;

.3	Add that portion of the Guaranteed Maximum Price properly allocable to the Construction Manager’s general conditions costs properly incurred and completed;

.4	Add that portion of the Guaranteed Maximum Price properly allocable to materials and equipment delivered and suitably stored at the site for subsequent incorporation in the Work, or if approved in advance by the Owner, suitably stored off the site at a location agreed upon in writing; including, transfer of ownership (bill-of-sale) and insurance coverage at the place of storage;

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.5	Subtract retainage of ten percent (10%) in accordance with Section 7.1. 8 from items .1, .2, .3 and .4 above;

.6	Add the Construction Manager’s Fee, less retainage of zero percent (0%). The Construction Manager’s Fee shall be computed upon the Cost of the Work at the rate stated in Section 5.1 or, if the Construction Manager’s Fee is stated as a fixed sum in that Section, shall be an amount that bears the same ratio to that fixed-sum fee as the Cost of the Work bears to a reasonable estimate of the probable Cost of the Work upon its completion;

(Paragraph deleted)

.7	Subtract the aggregate of previous payments made by the Owner;

.8	Subtract the shortfall, if any, indicated by the Construction Manager in the documentation required by Section 7.1.4 to substantiate prior Applications for Payment, or resulting from errors subsequently discovered by the Owner’s auditors in such documentation; and

.9	Subtract amounts, if any, for which the Owner and/or Architect has withheld or nullified a Certificate for Payment as provided in Section 9.5 of AIA Document A201- 2007 or as otherwise allowed by the Contract Documents.

§ 7.1.8 The Owner and Construction Manager shall agree upon a mutually acceptable procedure for review and approval of payments to Subcontractors and to the Construction Manager for self-perform work. Retainage specified in this Agreement shall be retained, on an individual Subcontractor basis (and for discrete scopes of work for self-perform work by the Construction Manager), until each Subcontractor (or the Construction Manager for self-perform work) has completed fifty percent (50%) of its Work (as adjusted by approved Change Orders), and thereafter, upon written approval of the Owner, no additional retainage will be withheld for Work completed by each Subcontractor ( or the Construction Manager for self-perform work) to the continuing satisfaction of the Owner. If the Owner determines that the Construction Manager or any Subcontractor is not making satisfactory progress or that the Construction Manager or any Subcontractor is otherwise in default under the terms of the Contract Documents, the Owner may continue to retain or reinstate retention (or portions thereof) from any or all payments of up to ten percent (10%) of the Cost of the Work, upon written notice to the Construction Manager.

§ 7.1.9 Except with the Owner’s prior approval, the Construction Manager shall not make advance payments to suppliers for materials or equipment which have not been delivered and stored at the site.

§ 7.1.10 In taking action on the Construction Manager’s Applications for Payment, the Owner and Architect shall be entitled to rely on the accuracy and completeness of the information furnished by the Construction Manager and shall not be deemed to represent that the Owner or Architect has made a detailed examination, audit or arithmetic verification of the documentation submitted in accordance with Section 7 .1.4 or other supporting data; that the Owner or Architect has made exhaustive or continuous on-site inspections; or that the Owner or Architect has made examinations to ascertain how or for what purposes the Construction Manager has used amounts previously paid on account of the Contract. Such examinations, audits and verifications, if required by the Owner, will be performed by the Owner’s auditors acting in the sole interest of the Owner.

§ 7.2 Final Payment

§ 7.2.1 Final payment, constituting the entire unpaid balance of the Contract Sum, shall be made by the Owner to the Construction Manager when

.1	the Construction Manager has fully performed the Contract, including the Construction Manager’s responsibility to correct known and identified defective Work as provided in Section 12.2.2 of AJA

.2	Document A201- 2007; the Construction Manager has submitted a final accounting for the Cost of the Work and a final Application for Payment;

.3	a final Certificate for Payment has been issued by the Architect; and

.4	all requirements and conditions precedent to final payment, as specified in Section 9 .10 of AIA Document A201-2007 (General Conditions) have been fully satisfied.

The Owner’s final payment to the Construction Manager shall be made no later than 30 days after the issuance of the final Certificate for Payment. ·

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§ 7.2.2 The Owner’s auditors will review and report in writing on the Construction Manager’s final accounting within thirty (30) days after delivery of the final accounting to the Architect by the Construction Manager. Based upon such Cost of the Work as the Owner’s auditors report to be substantiated by the Construction Manager’s final accounting, and provided the other conditions of Section 7.2.1 have been met, the Owner or Architect will, within seven days after receipt of the written report of the Owner’s auditors, either issue a final Certificate for Payment, or notify the Construction Manager in writing of the reasons for withholding a certificate as provided in Section 9.5 of the AIA Document A201-2007. The time periods stated in this Section supersede those stated in Section 9.4.1 of the AIA Document A201-2007. The Architect is not responsible for verifying the accuracy of the Construction Manager’s final accounting.

§ 7.2.3 If the Owner’s auditors report the Cost of the Work as substantiated by the Construction Manager’s final accounting to be less than claimed by the Construction Manager, the Parties shall promptly meet and confer in an effort to resolve all discrepancies and agree to a final payment amount. If the Parties cannot resolve their differences within ten (10) days, the Construction Manager may thereafter commence dispute resolution procedures (i.e., Executive Negotiations) in accordance with Article 9 of this Agreement, without seeking an initial decision pursuant to Section 15.2 of A201-2007. The Construction Manager shall commence Executive Negotiations within forty (40) days after the Construction Manager’s receipt of a copy of the final Certificate for Payment. Failure to request Executive Negotiations within this 40-day period shall result in the substantiated amount reported by the Owner’s auditors becoming binding on the Construction Manager. Pending a final resolution of the disputed amount, the Owner shall pay the Construction Manager the undisputed amounts.

§ 7.2.4 If, subsequent to final payment and at the Owner’s request, the Construction Manager incurs costs described in Section 6. 1.1 and not excluded by Section 6.8 to correct defective or nonconforming Work, the Owner shall reimburse the Construction Manager such costs and the Construction Manager’s Fee applicable thereto on the same basis as if such costs had been incurred prior to final payment, but not in excess of the Guaranteed Maximum Price. If the Construction Manager has participated in savings as provided in Section 5.2.1, the amount of such savings shall be recalculated and appropriate credit given to the Owner in determining the net amount to be paid by the Owner to the Construction Manager.

ARTICLE 8 INSURANCE AND BONDS

(Paragraphs deleted)

§ 8.1 For all phases of the Project, the Construction Manager and the Owner shall purchase and maintain insurance and bonds as specified in Exhibit 8.1 attached hereto. The requirements specified in Exhibit 8.1 supersede any conflicting provisions set forth in Article 11 of AIA Document A201—2007.

(Table deleted)

ARTICLE 9 DISPUTE RESOLUTION

§ 9.1 General. Any dispute, claim, question or disagreement between the Parties arising from or relating to the Project, this Agreement or Work provided hereunder, or a claimed breach of the Contract (hereinafter, a “Dispute” or collectively “Disputes”), shall be resolved in accordance with the dispute resolution process set forth in this Article 9 of this Agreement. The dispute provisions set forth in this Article 9 supersede and replace in their entirety the dispute resolution provisions set forth in Sections 15.3 and 15.4 of the General Conditions (AIA Document A201 -2007).

§ 9.2

(Paragraphs deleted)

Continued Performance. During the pendency of any Dispute, the Construction Manager shall continue to diligently perform the obligations imposed upon it by the Contract Documents to the fullest extent possible and the Owner shall continue to pay any uncontested invoices ( or portions thereof) in accordance with the terms of the Contract.

§ 9.3 Initial Decision Maker. In the event a Dispute arises between the Parties that cannot be resolved in the normal course by the Project representatives, either party may seek an initial decision from the Initial Decision maker. The Architect will serve as the Initial Decision Maker pursuant to Section 15.2 of AIA Document A201—2007 for any Disputes or Claims arising from or relating to the Construction Manager’s Construction Phase services, unless the Parties hereafter appoint another individual, not a party to the Agreement, to serve as the Initial Decision

(Paragraphs deleted)

Maker; provided, however, that the Initial Decision Maker process shall not apply to, and shall not be required for, any Disputes concerning the Construction Manager’s application for Final Payment.

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§ 9.4 Executive Negotiations. Commencement and completion of the process for seeking an initial decision from the Initial Decision Maker (where such is applicable) is a condition precedent to commencement of Executive Negotiations under this Section 9.4. In the event a Dispute is referred to the Initial Decision Maker, but is not resolved through that process (either by a decision that becomes binding or otherwise), the Parties shall first use their best efforts to resolve the Dispute by negotiations between executives (who are not involved in the Project on a regular basis) in accordance with this Section 9.4 (“Executive Negotiations”). Either party may commence Executive Negotiations by making a written request to the other party, which request shall include: (1) a statement of the Dispute and the relief the party seeks; (2) a summary of the party’s positions and arguments, including references to the relevant contract provisions and applicable legal authorities; (3) copies of or references to key Project records and documents substantiating the party’s positions and arguments; and (4) the name and job title of the executive and other persons who will participate in the Executive Negotiations. Within twenty-one (21) days, the party receiving the request shall provide a written response that includes content similar to that outlined above for the request. After exchange of the request and the response, the Parties (including the designated executives) shall promptly (but in any event within twenty-one (21) days of the date the response is sent) meet, consult and negotiate with each other in good faith and, recognizing their mutual interests, attempt to reach a just and equitable solution satisfactory to both Parties. If, after request and demand, one party is unable or unwilling to meet and negotiate within forty-two (42) days of the date the written request for Executive Negotiations was sent, the Executive Negotiations requirement of this Section 9.4 shall be deemed satisfied.

§ 9.5 Mediation. The Parties may, at any time during the pendency of dispute resolution under Article 9, endeavor to resolve Disputes by way of mediation. Any such mediation shall be conducted in accordance with terms mutually agreed by the Parties. Unless specifically agreed otherwise, the Parties shall share the mediator’s fee and expenses equally. The mediation shall be held in the place where the Project is located, unless another location is mutually agreed upon.

§ 9.6 Arbitration. Commencement and good faith pursuit of Executive Negotiations in accordance with Section 9.4 is a condition precedent to arbitration. If any Disputes remain unresolved more than fifty (50) days after a proper written request for Executive Negotiations was served on a party under Section 9.4, either party may commence arbitration in accordance with this Section 9.6; provided, however, that, if either party fails and refuses to make a good faith effort to engage in Executive Negotiations, that party cannot commence arbitration, unless and until it makes a good faith effort to engage in the Executive Negotiations as contemplated by Section 9.4. Any Disputes that are not resolved by Executive Negotiations or otherwise shall be finally resolved by binding arbitration administered by the American Arbitration Association (“AAA”) in accordance with the provisions of its Construction Industry Arbitration Rules (“AAA Rules”) then in effect and this Section 9.6. Judgment on the award rendered by the arbitrator(s) shall be final and may be entered in any court having jurisdiction thereof.

§ 9.6.1 For statute of limitations purposes, receipt of a written demand for arbitration by the AAA shall constitute the institution of legal or equitable proceedings based on the Dispute, claim, or other matter in question. This agreement to arbitrate and other agreements to arbitrate with an additional person or entity duly consented to by Parties to this Agreement shall be specifically enforceable in accordance with applicable law in any court having jurisdiction thereof.

§ 9.6.2 Number of Arbitrators. Notwithstanding any provisions in the AAA Rules to the contrary, if the claim or counterclaim of any party equals or exceeds $1,500,000.00 (one million five hundred thousand dollars), exclusive of interest, arbitration fees and costs, arbitrator fees and costs, and attorneys’ fees and costs ( collectively, “Interest/Fees/Costs”), the Disputes shall be heard and determined by three (3) arbitrators. If the claim and counterclaim of the respective Parties each are less than $1,500,000 (one million five hundred thousand dollars), exclusive of lnterest/Fees/Costs, the disputes shall be heard and determined by one arbitrator.

§ 9.6.3 Composition of Arbitration Panel. All non-lawyer arbitrators shall have at least fifteen (15) years of professional experience in development, design, engineering, construction management and/or construction of commercial projects (and preferably some experience with projects involving work similar to the Work required under the Contract). All arbitrators who are practicing lawyers shall have at least fifteen (15) years of legal practice specializing in construction law and/or other professional experience in design, engineering, construction management and/or construction (and preferably some experience with projects involving work similar to the Work required under the Contract). Where a panel of three arbitrators is required, at least one arbitrator shall be a lawyer and the chairman of the arbitration panel shall be a lawyer. Where a sole arbitrator is required, the arbitrator shall be a lawyer.

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§ 9.6.4 Location of Arbitration. The place of the arbitration shall be Erie, Pennsylvania.

§ 9.6.5 Injunctive Relief; Specific Performance. Either party may apply to the arbitrators, seeking injunctive relief or specific performance until the final arbitration award is rendered or the Dispute is otherwise resolved. Either party also may, without waiving any remedy under this Agreement, seek from any court having jurisdiction any interim or provisional relief that is necessary to protect the rights or property of that party, pending the establishment of the arbitral tribunal or pending the arbitral tribunal’s determination of the merits of the Dispute.

§ 9.6.6 Document Discovery. The Parties shall exchange documents (including electronically stored information) in accordance with the AAA Rules and orders of the arbitrators. If the Parties cannot agree on any aspects of document exchanges and productions, the arbitrators shall resolve such disagreements. In resolving disagreements regarding document exchanges and productions (including exchanges of electronically stored information), the arbitrators shall endeavor to fashion orders regarding the scope, nature and form of required document productions that strike a reasonable balance, considering the relevance and materiality of the documents requested, the cost and burden of document productions, and the dollar value of the claims at issue.

§ 9.6.7 Depositions. In any matter where the claim or counterclaim of any party (exclusive of Interest/Fees/Costs) exceeds $500,000.00 (five hundred thousand dollars) but is less than $1,500,000.00 (one million five hundred thousand dollars), each party shall be entitled to notice and take a maximum of six (6) depositions, one of which may be a deposition of a corporation or organization. In any matter where the claim or counterclaim of any party (exclusive of lnterest/Fees/Costs) equals or exceeds $1,500,000.00 (one million five hundred thousand dollars), each party shall be entitled to notice and take a maximum of eleven (11) depositions, one of which may be a deposition of a corporation or organization. Any deposition of a corporation or organization shall be conducted generally in accordance with Federal Rule of Civil Procedure, Rule 30(b)(6). Unless otherwise agreed by the Parties, additional depositions will be allowed only with the permission of the arbitration panel, and only for good cause shown. All objections are reserved for the arbitration hearing, except for objections based on privilege and proprietary or confidential information.

§ 9.6.8 Expert Discovery. In any matter where the claim or counterclaim of any party ( exclusive of Interest/Fees/Costs) exceeds $500,000.00 (five hundred thousand dollars), and where any party will offer testimony of an expert at the hearings, the Parties shall be entitled to expert discovery as specified in this Section 9.6.8. The Parties shall agree to, or absent such agreement, the arbitrators shall set, a schedule for expert discovery.

§ 9.6.8.1 Any party that intends to offer expert testimony in support of its affirmative claims shall provide to the opposing party and the arbitrators a written affirmative report of its expert(s) (prepared and signed by the expert(s)), which shall contain: (i) a statement of the testimony and opinions the expert intends to offer at the hearings; (ii) the facts, data and information considered by the expert in forming his/her opinions; (iii) a statement of the expert’s qualifications; (iv) a list of all publications the expert authored in the prior ten (10) years; (v) a list of all matters in which the expert has testified as an expert witness (at trial, at arbitration hearings or in a deposition) within the last six (6) years; and (vi) a complete statement of all compensation paid and to be paid to the expert in connection with the Disputes at issue in the arbitration.

§ 9.6.8.2 Any party that intends to offer expert testimony in rebuttal to any affirmative expert testimony offered by another party shall provide a written rebuttal report of its expert(s) (prepared and signed by the expert(s)). Such rebuttal expert report(s) shall contain the same information specified in subsection 9.6.8.1 above for affirmative reports (i.e., items (i) through (vi)).

§ 9.6.8.3 After expert reports are exchanged, each party shall be entitled to depose each expert witness offered by another party. Each party shall depose each expert for a maximum of eight (8) hours. Depositions of experts shall be in addition to the depositions allowed under Section 9.6.7.

§ 9.6.9 Duration of Arbitration Proceeding. For matters governed by the AAA’s Fast Track Procedures, the “Time Standard” thereunder shall be amended to provide that the hearings shall be closed no later than one-hundred twenty (120) days after the date of the preliminary hearing telephone conference. For matters not governed by the AAA’s

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Fast Tract Procedures and where the amount of each party’s claim or counterclaim (excluding Interest/Fees/Costs) is less than $ 1,500,000.00 (one million five hundred thousand dollars), the arbitration award shall be made and issued to the Parties within fifteen (15) months of the date the of the initial preliminary hearing, and the arbitrators shall agree to comply with this schedule before accepting appointment. For matters where the claim or counterclaim of either party (excluding Interest/Fees/Costs) equals or exceeds $1,500,000.00 (one million five hundred thousand dollars), the arbitration award shall be made and issued to the Parties within twenty-four (24) months of the date of the initial preliminary hearing, and the arbitrators shall agree to comply with this schedule before accepting appointment. These time limits may be extended only by agreement of the Parties or, in exceptional circumstances, by the arbitrators, upon a showing of good cause.

§ 9.6.10 Remedies. The arbitrators have no authority to award punitive or other damages not measured by the prevailing party’s actual damages. The arbitrator(s) shall not award consequential damages to the Owner, Architect or Construction Manager, except as expressly provided or allowed under the Contract Documents (see, for example, Section 2.2.10 above and AJA Document A201-2007, Section I 0.3 .5). To the extent properly allowable under applicable law, any monetary award made in an arbitration initiated hereunder shall include pre-award interest, calculated as simple interest at the rate of three percent (3%) per annum.

§ 9.6.11 Arbitration Award. For any matter where the claim or counterclaim of any party equals or exceeds $1,500,000.00 ( one million five hundred thousand dollars), the award of the arbitrators shall be accompanied by a reasoned opinion and shall be signed by a majority of the arbitrators. Any award obtained in arbitration may be filed as a judgment in a court of record in any county or other jurisdiction in which the parties are subject to suit and such filing will have the impact, force and effect of a judgment or a decree of such court. Judgment upon any award rendered in any arbitration under this Agreement may be entered in any court having jurisdiction over the relevant parties.

§ 9.6.12 Consolidation or Joinder

§ 9.6.12.1 The Owner, at its sole discretion, may consolidate an arbitration conducted under this Agreement with any arbitration with the Architect related to the Project or any other arbitration to which the party seeking consolidation is a party provided that (I) the arbitration agreement governing the other arbitration permits consolidation; and (2) the arbitrations to be consolidated involve common questions of law or fact.

§ 9.6.12.2 The Owner, at its sole discretion, may include by joinder the Architect or any other persons or entities involved in a common question of law or fact, provided the arbitration agreement with such party allows for joinder or the party sought to be joined otherwise consents in writing to such joinder. Consent to arbitration involving an additional person or entity shall not constitute consent to arbitration of any claim, dispute or other matter in question not described in the written consent. ARTICLE 10 TERMINATION OR SUSPENSION

§ 10.1 Termination Prior to Establishment of the Guaranteed Maximum Price

§ 10.1.1 Prior to the execution of the Guaranteed Maximum Price Amendment, the Owner may terminate this Agreement upon not less than seven days’ written notice to the Construction Manager for the Owner’s convenience and without cause, and the Construction Manager may terminate this Agreement, upon not less than seven days’ written notice to the Owner, for the reasons set forth in Section 14.1.1 of A201—2007.

§ 10.1.2 In the event of termination of this Agreement pursuant to Section 10.1.1, the Construction Manager shall be equitably compensated for Preconstruction Phase services performed prior to receipt of a notice of termination. In no event shall the Construction Manager’s compensation under this Section exceed the compensation set forth in Section 4.1.

§ 10.1.3 If the Owner terminates the Contract pursuant to Section 10.1.1 after the commencement of the Construction Phase but prior to the execution of the Guaranteed Maximum Price Amendment, the Owner shall pay to the Construction Manager an amount calculated as follows, which amount shall be in addition to any compensation paid to the Construction Manager under Section 10.1.2:

.1	Take the Cost of the Work incurred by the Construction Manager to the date of termination;

.2	Add the Construction Manager’s Fee computed upon the Cost of the Work to the date of termination at the rate stated in Section 5.1 or, if the Construction Manager’s Fee is stated as a fixed sum in that Section, an amount that bears the same ratio to that fixed-sum Fee as the Cost of the Work at the time of termination bears to a reasonable estimate of the probable Cost of the Work upon its completion; and

.3	Subtract the aggregate of previous payments made by the Owner for Construction Phase services.

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The Owner shall also pay the Construction Manager fair compensation, either by purchase or rental at the election of the Owner, for any equipment owned by the Construction Manager which the Owner elects to retain and which is not otherwise included in the Cost of the Work under Section 10.1.3.1. To the extent the Owner elects to take legal assignment of subcontracts and purchase orders (including rental agreements), the Construction Manager shall, as a condition of receiving the payments referred to in this Article 10, execute and deliver all such papers and take all such steps, including the legal assignment of such subcontracts and other contractual rights of the Construction Manager, as the Owner may require for the purpose of fully vesting in the Owner the rights and benefits of the Construction Manager under such subcontracts or purchase orders. All Subcontracts, purchase orders and rental agreements entered into by the Construction Manager will contain provisions allowing for assignment to the Owner as described above.

If the Owner accepts assignment of subcontracts, purchase orders or rental agreements as described above, the Owner will reimburse or indemnify the Construction Manager for all costs arising under the subcontract, purchase order or rental agreement, if those costs would have been reimbursable as Cost of the Work if the contract had not been terminated. If the Owner chooses not to accept assignment of any subcontract, purchase order or rental agreement that would have constituted a Cost of the Work had this agreement not been terminated, the Construction Manager shall, in consultation with the Owner, terminate the subcontract, purchase order or rental agreement and otherwise act reasonably to mitigate costs. The Owner will pay the Construction Manager the costs necessarily incurred by the Construction Manager because of such termination.

§ 10.2 Termination Subsequent to Establishing Guaranteed Maximum Price

Following execution of the Guaranteed Maximum Price Amendment and subject to the provisions of Section 10.2.1 and 10.2.2 below, the Contract may be terminated as provided in Article 14 of AIA Document A201-2007.

§ 10.2.1 If the Owner terminates the Contract after execution of the Guaranteed Maximum Price Amendment, the amount payable to the Construction Manager pursuant to Sections 14.2 and 14.4 of A201- 2007 shall not exceed the amount the Construction Manager would otherwise have received pursuant to Sections 10.1.2 and 10.1.3 of this Agreement.

§ 10.2.2 If the Construction Manager terminates the Contract after execution of the Guaranteed Maximum Price Amendment, the amount payable to the Construction Manager under Section 14.1.3 of A201—2007 shall not exceed the amount the Construction Manager would otherwise have received under Sections 10.1.2 and 10.1.3 above, except that the Construction Manager’s Fee shall be calculated as if the Work had been fully completed by the Construction Manager, utilizing as necessary a reasonable estimate of the Cost of the Work for Work not actually completed.

§ 10.3 Suspension

The Work may be suspended by the Owner as provided in Article 14 of AIA Document A201—2007. In such case, the Guaranteed Maximum Price and Contract Time shall be equitably adjusted as provided in Section 14.3.2 of AIA Document A201- 2007, except that the term “profit” shall be understood to mean the Construction Manager’s Fee as described in Sections 5.1 and 5.3.5 of this Agreement.

ARTICLE 11 MISCELLANEOUS PROVISIONS

§ 11.1 Unless otherwise defined herein, terms in this Agreement shall have the same meaning as those in A201—2007.

§ 11.2 Ownership and Use of Documents

Section 1.5 of A201—2007 shall apply to both the Preconstruction and Construction Phases.

§ 11.3 Governing Law

Section 13.1 of A201- 2007 shall apply to both the Preconstruction and Construction Phases.

§ 11.4 Assignment

The Owner and Construction Manager, respectively, bind themselves, their agents, successors, assigns and legal representatives to this Agreement. Neither the Owner nor the Construction Manager shall assign this Agreement without the written consent of the other, except that the Owner may assign this Agreement to companies related to or affiliated with the Owner, and/or Erie Indemnity Company, and/or any companies related to or affiliated with Erie Indemnity Company and/or to any lender providing financing for the Project if the lender agrees to assume the

lnit. /	AIA Document A133™ - 2009 (formerly A121™ CMc - 2003). Copyright © 1991, 2003 and 2009 by The American Institute of Architects. All rights reserved. WARNING: This AIA® Document is protected by U.S. Copyright Law and International Treaties. Unauthorized reproduction or distribution of this AIA® Document, or any portion of it, may result in severe civil and criminal penalties, and will be prosecuted to the maximum extent possible under the law. This document was produced by AIA software at 17:13:00 on 12/28/2016 under Order No.0424170655_1 which expires on 04/01/2017, and is not for resale.
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Owner’s rights and obligations under this Agreement. Except as provided in Section 13.2.2 of A201-2007, neither party to the Contract shall assign the Contract as a whole without written consent of the other. If either party attempts to make such an assignment without such consent, that party shall nevertheless remain legally responsible for all obligations under the Contract.

§ 11.5 Other provisions:

The Owner and Construction Manager have identified the following individuals employed by the Construction Manager as key personnel for the Project:

Jeffrey A. Thorla – Project Executive

Jon Revtai – Project Manager

Matt Baker – BIM Manager

Daniel J. Sterling – Director of Field Operations

ARTICLE 12 SCOPE OF THE AGREEMENT

§ 12.1 This Agreement represents the entire and integrated agreement between the Owner and the Construction Manager and supersedes all prior negotiations, representations or agreements, either written or oral. This Agreement may be amended only by written instrument signed by both Owner and Construction Manager.

§ 12.2 The following documents comprise the Agreement:

.1	AIA Document Al33-2009, Standard Form of Agreement between Owner and Construction Manager as Constructor where the basis of payment is the Cost of the Work Plus a Fee with a Guaranteed Maximum Price (with additions, deletions and revisions) and all Exhibits thereto;

.2	AIA Document A201-2007, General Conditions of the Contract for Construction (with additions, deletions and revisions) and all Exhibits thereto; and

.3

(Paragraphs deleted)

Addendum Number 1 – Building Information Modeling and Digital Data.

This Agreement is entered into as of the day and year first written above.

/s/ Gregory J. Gutting	/s/ Jeffrey D. Turconi
OWNER (Signature)	CONSTRUCTION MANAGER (Signature)

Gregory J. Gutting, EVP and Chief Financial Officer	Jeffrey D. Turconi, President
(Printed name and title)	(Printed name and title)

lnit. /	AIA Document A133™ - 2009 (formerly A121™ CMc - 2003). Copyright © 1991, 2003 and 2009 by The American Institute of Architects. All rights reserved. WARNING: This AIA® Document is protected by U.S. Copyright Law and International Treaties. Unauthorized reproduction or distribution of this AIA® Document, or any portion of it, may result in severe civil and criminal penalties, and will be prosecuted to the maximum extent possible under the law. This document was produced by AIA software at 17:13:00 on 12/28/2016 under Order No.0424170655_1 which expires on 04/01/2017, and is not for resale.
	User Notes:	(1699436662)